Exhibit 99.1

Flextronics contacts:

Thomas J. Smach

Chief Financial Officer

+1.408.576.7722

investor_relations@flextronics.com

Renee Brotherton

Senior Director of Corporate Marketing

+1.408.576.7189

renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES FOURTH QUARTER AND FISCAL YEAR

RESULTS

-    Fiscal Year Revenues and Gross Profit Reach Record Highs;

-      Gross Margin Increases for Six Consecutive Quarters;

-  Quarterly GAAP Net Income Increases by $58 Million;

-  Annual GAAP Net Income Increases by $692 Million

Singapore, April 28, 2005 – Flextronics (NASDAQ: FLEX) today announced results for its fourth quarter and fiscal year ended March 31, 2005 as follows:

(USD in millions, except EPS)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004
Net sales	$3,612.9	$3,768.2	$15,908.2	$14,530.4
GAAP net income (loss)	$74.2	$16.0	$339.9	$(352.4)
Net income, excluding intangibles amortization, restructuring and other charges (1)	$95.3	$72.8	$388.4	$234.8
Diluted GAAP EPS	$0.12	$0.03	$0.58	$(0.67)
Diluted EPS, excluding intangibles amortization, restructuring and other charges (1)	$0.16	$0.13	$0.66	$0.42

(1)	The non-GAAP financial measures disclosed in this press release exclude certain amounts that are included in the most directly comparable measures under Generally Accepted Accounting Principles (“GAAP”). Non-GAAP results exclude after-tax intangibles amortization, restructuring and other charges, as applicable. The Company recorded intangibles amortization expense of $16.0 million and $42.5 million during the three- and twelve-month periods ended March 31, 2005, respectively, and $9.8 million and $36.7 million during the three- and twelve-month periods ended March 31, 2004, respectively. The Company also recorded pre-tax restructuring charges of $7.6 million and $95.4 million during the three- and twelve-month periods ended March 31, 2005, respectively, and $82.0 million and $540.3 million during the three- and twelve-month periods ended March 31, 2004, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. During the three-month period ended March 31, 2005, the Company incurred a $16.3 million loss associated with the early extinguishment of its 9 3/4% senior subordinated notes due 2010 and a $1.4 million loss for the other than temporary impairment of its investments in certain non-publicly traded companies. In addition, during the twelve-month period ended March 31, 2005, the Company recorded a $29.3 million gain from the liquidation of certain international entities, a $6.8 million loss for the other than temporary impairment of its investments in certain non-publicly traded companies, and $7.6 million in executive separation costs. For the twelve-month period ended March 31, 2004, the Company incurred $103.9 million of losses associated with early extinguishment of its then outstanding 9 7/8% senior subordinated notes due 2010 in August 2003 and the early redemption of its 8 3/4% senior subordinated notes in June 2003. The tax benefit related to all of these items and other non-operational tax adjustments amounted to $20.3 million and $92.2 million during the three- and twelve-month periods ended March 31, 2005, respectively, and $34.9 million and $93.8 million during the three- and twelve-month periods ended March 31, 2004, respectively. The reconciliation of non-GAAP results to GAAP results is illustrated in Schedules I and II attached to this press release.

Fourth Quarter and Fiscal 2005 Results

Net sales for the fourth quarter and fiscal year ended March 31, 2005 were $3.6 billion and $15.9 billion, respectively, which represent a quarterly decrease of $155.3 million or 4%, and an annual increase of $1.4 billion or 9%, as compared with the respective prior periods.

Excluding intangibles amortization, restructuring and other charges, net income for the fourth quarter increased 31% to $95.3 million, or $0.16 per diluted share, compared with $72.8 million, or $0.13 per diluted share in the year ago quarter. GAAP net income for the fourth quarter increased by $58.2 million to $74.2 million, or $0.12 per diluted share, as compared to $16.0 million, or $0.03 per diluted share in the year ago quarter.

Excluding intangibles amortization, restructuring and other charges, net income for the fiscal year increased 65% to $388.4 million, or $0.66 per diluted share, compared with $234.8 million, or $0.42 per diluted share in the prior fiscal year. GAAP net income for the fiscal year increased by $692.3 million to $339.9 million, or $0.58 per diluted share, as compared to a loss of $352.4 million, or $0.67 per diluted share in the prior fiscal year.

The quarterly results reflect continued industry-leading working capital management, with a cash conversion cycle of 14.6 days. Return on Invested Tangible Capital (“ROITC”) increased to 25% in the March 2005 quarter from 19% in the prior year quarter. Excluding restructuring charges, gross margin increased for the sixth consecutive quarter to 7.3% and gross profit in fiscal 2005 reached an all-time high of $1.08 billion.

“While our quarterly revenue and operating profits were less than expected due to a more than expected decline in handset customer demand, we are extremely pleased that we were able to increase our gross margins for the sixth consecutive quarter. Many of our fourth quarter and fiscal year operating metrics, such as sales, gross profit, GAAP net income, cash conversion cycle, fixed assets to sales, cash and liquidity, and ROITC are at record levels,” said Michael E. Marks, Chief Executive Officers of Flextronics. “We continue to believe that we can increase gross margins and operating margins, while reducing SG&A as a percentage of sales. The gross margin improvement over the past several quarters demonstrates that our many initiatives to enhance returns and profitability are working. In addition, as we return to a period of reduced capital expenditures, cash flow should continue to improve. Of course this all translates into higher returns on capital as well,” added Marks.

“The new business opportunities for which we have been selected during the quarter further indicate that our major long-term initiatives, including our industrial parks, vertical integration and design activities, continue to win support from customers. These wins together with our robust pipeline of potential opportunities should continue to diversify our exposure to end-market segments and drive revenue and earnings growth. We continue to believe that the combination of our industry-leading working capital management with our low-cost geographic footprint and these diversified opportunities places us in good competitive shape,” Marks concluded.

Guidance

The Company provided guidance for quarterly earnings per diluted share (excluding amortization, restructuring and other charges) of $0.15 to $0.17 on revenues of $3.7 billion to $3.9 billion for the June 2005 quarter. The Company also provided guidance for fiscal year earnings per diluted share (excluding amortization, restructuring and other items) of $0.80 to $0.90 on revenues of $17.0 billion to $17.5 billion for fiscal 2006. Quarterly GAAP earnings per diluted share are expected to be lower than the guidance provided herein by approximately $0.02 to $0.03 per diluted share reflecting quarterly amortization expense.

The Company’s guidance reflects a reduction in previously expected revenues because of a revised schedule for the final phases of the purchase by Flextronics of substantially all of Nortel’s remaining manufacturing operations, including product integration, testing and repair operations. It is now expected that Nortel’s remaining operations will transfer to Flextronics in multiple phases during fiscal 2006.

2004 Award Plan for New Employees

Flextronics will grant options to purchase an aggregate of approximately 1 million ordinary shares to employees of recently acquired companies and other new employees. The options will be granted from the Company’s 2004 Award Plan for New Employees, will have an exercise price equal to the closing price of Flextronics’ ordinary share on the date of grant, will expire 10 years after the date of grant (or following termination of employment, if earlier), and will become exercisable over four years, with the first 25% becoming exercisable on the first anniversary of the date of grant and the remainder becoming exercisable in equal monthly installments thereafter.

Conference Call and Web Cast

A conference call hosted by Flextronics’ management will be held today at 1:30 p.m. PDT to discuss the Company’s financial results and its outlook. This call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation and CEO’s Letter to Shareholders that summarizes and discusses the quarterly results may also be found on the Company’s site. A replay of the broadcast will remain available on the Company’s website after the call.

Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.

About Flextronics

Headquartered in Singapore (Singapore Registration No. 199002645H), Flextronics is the leading Electronics Manufacturing Services (EMS) provider focused on delivering operational services to technology companies. With fiscal year 2005 revenues of US$15.9 billion, Flextronics is a major global operating company with design, engineering, manufacturing and logistics operations in 32 countries and five continents. This global presence allows for manufacturing excellence through a network of facilities situated in key markets and geographies that provide its customers with the resources, technology and capacity to optimize their operations. Flextronics’ ability to provide end-to-end operational services that include innovative product design, test solutions, manufacturing, IT expertise, network services, and logistics has established the Company as the leading EMS provider. For more information, please visit www.flextronics.com.

# # #

This press release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements include statements related to anticipated increases in gross margins and operating margins, cash flow, and future returns on capital, reduction in SG&A as a percentage of sales and the effects of new business opportunities. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include the challenges of effectively managing our operations; the risk that we may not obtain anticipated new customer programs, or that if we do, they may be delayed, and may not contribute to our revenue or profitability as expected, or at all; the possible need for future restructurings and impairments of assets; the risks that we may not obtain the benefits anticipated from acquisitions or succeed in integrating acquired companies, including integrations necessary pursuant to the Nortel transaction; our ability to respond to changes in economic trends and to fluctuations in demand for customers’ products and changes in customers’ orders; the risks that we may be unable to generate or support increased ODM and design activity; our dependence on a small number of large customers; our dependence on industries affected by rapid technological change; competition in our industry; risks of shortages of key components; and the other risks described under “Business – Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and in our quarterly reports on Form 10-Q and current reports on Form 8-K, filed with the SEC. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

SCHEDULE I

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31, 2005			Three Months Ended March 31, 2004
	Non-GAAP (1)	Required Adjustments	GAAP	Non-GAAP (1)	Required Adjustments	GAAP
Net sales	$3,612,912		$3,612,912	$3,768,153		$3,768,153
Cost of sales	3,350,127		3,350,127	3,529,256		3,529,256
Restructuring charges	—	7,610	7,610	—	75,555	75,555

Gross profit	262,785	(7,610)	255,175	238,897	(75,555)	163,342
Selling, general and administrative expenses	144,585		144,585	140,335		140,335
Restructuring charges	—		—	—	6,414	6,414

Operating income (loss)	118,200	(7,610)	110,590	98,562	(81,969)	16,593
Intangibles amortization	—	15,975	15,975	—	9,772	9,772
Interest and other expense, net	26,250	1,415	27,665	17,633		17,633
Loss on early extinguishment of debt	—	16,328	16,328	—	—	—

Income (loss) before income taxes	91,950	(41,328)	50,622	80,929	(91,741)	(10,812)
Provision for (benefit from) income taxes	(3,334)	(20,288)	(23,622)	8,093	(34,903)	(26,810)

Net income (loss)	$95,284	$(21,040)	$74,244	$72,836	$(56,838)	$15,998

Earnings (loss) per share:
Basic	$0.17		$0.13	$0.14		$0.03

Diluted	$0.16		$0.12	$0.13		$0.03

Shares used in computing per share amounts:
Basic	566,912		566,912	529,323		529,323

Diluted	597,628		597,628	569,572		569,572

(1)	The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. Non- GAAP results exclude after-tax intangibles amortization, restructuring and other charges, as applicable. The Company recorded intangible amortization expense of $16.0 million and $9.8 million during the quarters ended March 31, 2005 and March 31, 2004, respectively. The Company also recorded restructuring charges of $7.6 million and $82.0 million during the quarters ended March 31, 2005 and March 31, 2004, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. In addition, during the three-month period ended March 31, 2005, the Company recorded losses of $16.3 million associated with early extinguishment of its 9 3/4% senior subordinated notes due 2010 and $1.4 million for the other than temporary impairment of its investments in certain non-publicly traded companies. The tax benefit related to all of these items and other non-operational tax adjustments amounted to $20.3 million and $34.9 million during the quarters ended March 31, 2005 and March 31, 2004, respectively.

SCHEDULE II

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Twelve Months Ended March 31, 2005			Twelve Months Ended March 31, 2004
	Non-GAAP (2)	Required Adjustments	GAAP	Non-GAAP (2)	Required Adjustments	GAAP
Net sales	$15,908,223		$15,908,223	$14,530,416		$14,530,416
Cost of sales	14,827,860		14,827,860	13,704,576		13,704,576
Restructuring charges	—	78,381	78,381	—	477,305	477,305

Gross profit	1,080,363	(78,381)	1,001,982	825,840	(477,305)	348,535
Selling, general and administrative expenses	568,533		568,533	487,287		487,287
Restructuring charges	—	16,978	16,978	—	63,043	63,043

Operating income (loss)	511,830	(95,359)	416,471	338,553	(540,348)	(201,795)
Intangibles amortization	—	42,520	42,520	—	36,715	36,715
Interest and other expense, net	94,205	(13,491)	80,714	77,700		77,700
Loss on early extinguishment of debt	—	16,328	16,328	—	103,909	103,909

Income (loss) before income taxes	417,625	(140,716)	276,909	260,853	(680,972)	(420,119)
Provision for (benefit from) income taxes	29,234	(92,196)	(62,962)	26,085	(93,826)	(67,741)

Net income (loss)	$388,391	$(48,520)	$339,871	$234,768	$(587,146)	$(352,378)

Earnings (loss) per share:
Basic	$0.70		$0.61	$0.45		$(0.67)

Diluted	$0.66		$0.58	$0.42		$(0.67)

Shares used in computing per share amounts:
Basic	552,920		552,920	525,318		525,318

Diluted	585,499		585,499	559,433		525,318

(2)	The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. Non-GAAP results exclude after-tax intangibles amortization, restructuring and other charges, as applicable. The Company recorded intangible amortization expense of $42.5 million and $36.7 million during the twelve months ended March 31, 2005 and March 31, 2004, respectively. The Company also recorded restructuring charges of $95.4 million and $540.3 million during the twelve months ended March 31, 2005 and March 31, 2004, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. In addition, during the twelve month period ended March 31, 2005, the Company recorded a $29.3 million gain from the liquidation of certain international entities, a $8.2 million loss for the other than temporary impairment of its investments in certain non-publicly traded companies, $7.6 million in executive separation costs and a loss of $16.3 million associated with early extinguishment of its 9 3/4% senior subordinated notes due 2010 during the twelve months ended March 31, 2005. During the twelve months ended March 31, 2004, the Company recorded loss on early extinguishment of debt of $103.9 million resulted from the early redemption of its 8.75% senior subordinated notes in June 2003 and the repurchase of the 9 7/8% senior subordinated notes due 2010 in August 2003. The tax benefit related to all of these items and other non-operational tax adjustments amounted to $92.2 million and $93.8 million for the twelve months ended March 31, 2005 and March 31, 2004, respectively.

SCHEDULE III

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2005	March 31, 2004
ASSETS

Current Assets:
Cash and cash equivalents	$869,258	$615,276
Accounts receivable, net	1,842,010	1,871,637
Inventories	1,518,866	1,179,513
Deferred income taxes	12,117	14,244
Other current assets	544,914	581,063

Total current assets	4,787,165	4,261,733

Property, plant and equipment, net	1,704,516	1,625,000
Deferred income taxes	684,952	604,785
Goodwill and other intangibles, net	3,502,189	2,721,432
Other assets	328,750	370,987

Total assets	$11,007,572	$9,583,937

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings and current portion of long-term debt	$17,448	$96,287
Current portion of capital lease obligations	8,718	8,203
Accounts payable	2,523,269	2,145,174
Other current liabilities	1,330,759	1,127,253

	3,880,194	3,376,917
Long-term debt, net of current portion:
Capital lease obligations	9,141	15,084
Zero Coupon Convertible Junior Subordinated Notes due 2008	200,000	200,000
9 7/8% Senior Subordinated Notes due 2010, net of discount	7,659	7,659
9 3/4% Euro Senior Subordinated Notes due 2010	7,432	181,422
1 % Convertible Subordinated Notes due 2010	500,000	500,000
6 1/2% Senior Subordinated Notes due 2013	399,650	399,650
6 1/4% Senior Subordinate Notes due 2014	490,270	—
Revolving line of credit due 2008	—	220,000
Other	95,418	100,446
Other liabilities	193,760	215,546

Total shareholders’ equity	5,224,048	4,367,213

Total liabilities and shareholders’ equity	$11,007,572	$9,583,937